Exhibit 3.2.1

AMENDMENT TO THE BYLAWS OF

COLDWATER CREEK INC.

THIS AMENDMENT TO THE BYLAWS OF COLDWATER CREEK, INC., a Delaware corporation (the “Corporation”), is made pursuant to Article FIFTH of the Corporation’s Amended and Restated Certificate of Incorporation by resolution of the Board of Directors of the Corporation.

1.	The first sentence of Section 2.2 of the Bylaws shall be replaced in its entirety with the following:

2.2 NUMBER; ELECTION; TENURE AND QUALIFICATION. The number of Directors of the Corporation shall be eight (8), subject to amendment in accordance with Article FIFTH of the Certificate of Incorporation.

2.	Except as expressly amended hereby, the Corporation’s Bylaws shall remain in full force and effect without change.

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The undersigned, being the duly authorized and appointed Secretary of the Corporation, hereby certifies that the foregoing Amendment to the Bylaws of the Corporation was duly adopted by the Board of Directors of the Corporation at a meeting held on September 10, 2003.

/s/ DENNIS C. PENCE
Dennis C. Pence, Secretary